Exhibit 2.1

Equity Purchase Agreement

by and between

Vince, LLC

(a Delaware limited liability company)

AND

Contemporary Lifestyle Group, LLC
(a Delaware limited liability company)

November 4, 2019

- i -

- ii -

SCHEDULES

Affiliated Transactions Schedule

Authorization Schedule

Bank Accounts Schedule

Brokerage Schedule

Compliance with Laws Schedule

Contracts Schedule

Customers and Suppliers Schedule

Developments Schedule

Employee Benefits Schedule

Employees Schedule

Environmental Matters Schedule

Expenses Schedule

Financial Statements Schedule

Governmental Consents Schedule

Indebtedness Schedule

Insurance Schedule

Intellectual Property Schedule

International Trade Compliance Schedule

Inventory Schedule

Leased Real Property Schedule

Litigation Schedule

Parker Earn-Out Schedule

Permits Schedule

Permitted Liens Schedule

Subsidiary Schedule

Taxes Schedule

Title Schedule

Undisclosed Liabilities Schedule

- iii -

EXHIBITS

Exhibit A-Form of Consulting Termination Agreement

Exhibit B-R&W Insurance Policy

Exhibit C-Non-Solicitation Agreement

- iv -

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this "Agreement"), dated as of November [4], 2019, is made by and between Vince, LLC, a Delaware limited liability company (the "Purchaser"), and Contemporary Lifestyle Group, LLC, a Delaware limited liability company (the "Seller"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the Seller is (x) the sole member of Parker Holding,  LLC, a Delaware limited liability company ("Parker") and owns all of the issued and outstanding units of Parker (the "Units") and (y) the sole stockholder of Rebecca Taylor, Inc., a New York corporation ("RT" and, together with Parker, the "Companies" and each a "Company") and owns all of the issued and outstanding common stock, par value $0.01 per share of RT (the "Common Stock" and, together with the Units, the "Equity Interests"); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Equity Interests.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

"Acquired Companies" means RT, Parker and each of their respective Subsidiaries.

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, the Purchaser and its Subsidiaries shall not be "Affiliates" of Seller or the Acquired Companies for purposes of the definitions of “Indebtedness”, “Non-Recourse Parties”, and “Transaction Expenses”, and for purposes of Article IV and Sections 9.02, 9.03, 10.01, 10.15 and 10.16 of this Agreement or the Transactions.

"Agreement" is defined above in the Preamble.

“Anti-Bribery Laws” is defined in 4.20.

"Audited Financial Statements" is defined in Section 4.05.

"Business Day" means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

"Closing" is defined in Section 2.02.

"Closing Date" is defined in Section 2.02.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" is defined above in the Recitals.

"Companies" is defined above in the Preamble.

"Company Counsel" is defined in Section 10.15

"Company Documents" is defined in Section 4.03.

"Company Intellectual Property" is defined in Section 4.11.

"Confidentiality Agreement" is defined in Section 6.04.

"Consulting Agreement" means that certain Amended and Restated Consulting Agreement, dated as of December 21, 2016, by and between the Seller and the Sun Manager, as amended by that certain Amendment No. 1 to Amended and Restated Consulting Agreement, dated as of June 18, 2019, by and among RT, the Sun Manager and the Seller.

"Consulting Termination Agreement" means a termination agreement as attached hereto as Exhibit A.

"Covered Employees" is defined in Section 4.21(a).

"Credit Facility" means that certain Amended and Restated Loan Authorization Agreement, dated as of December 21, 2016, by and among Parker Lifestyle, LLC, Rebecca Taylor Retail Stores, LLC, Rebecca Taylor, Inc. and BMO Harris Bank N.A. and the Letter of Credit Rider attached thereto, as amended by that certain First Amendment to the Amended and Restated Loan Authorization Agreement, dated as of August 8, 2017.

"D&O Tail Policies" is defined in Section 6.02(a).

“Data Protection Laws” means all Laws applicable to the Acquired Companies relating to the processing of personally-identifiable information concerning natural persons.

"Disclosure Schedules" is defined in Article IV.

"Electronic Delivery" is defined in Section 10.10.

"Environmental Laws" means all Laws as enacted and in effect as of the date hereof concerning pollution or protection of the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Financial Statements" is defined in Section 4.05

"GAAP" means United States generally accepted accounting principles, consistently applied.

“Global Trade Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); European Union (“E.U.”) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; and all relevant regulations made under any of the foregoing.

"Governmental Body" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

"Income Taxes" means the United States federal income Tax and any United States state or local or non-U.S. net income Tax or any franchise or business profits Tax incurred in lieu of a Tax on net income.

"Income Tax Return" means any Tax Return in respect of Income Taxes.

“Indebtedness” means, with respect to the Acquired Companies, without duplication, (a) the unpaid principal amount of and accrued interest on all indebtedness for borrowed money, including any prepayment penalties or premium, make-whole payments, indemnities, breakage costs (including breakage fees payable on termination of the arrangements), fees and other costs and expenses associated with the repayment of any such indebtedness for borrowed money, (b) all obligations of the Acquired Companies under leases required in accordance with GAAP to be capitalized on a balance sheet of the Acquired Companies, (c) any amounts due and owing under, or the settlement value of, any interest rate swap, forward contract or other hedging arrangement, (d) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, (e) any deferred purchase price liabilities of the Acquired Companies related to past acquisitions or divestitures, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (f) all reimbursement obligations under letters of credit to the extent such letters of credit have been drawn (including standby and commercial), (g) all deferred compensation, severance or other similar liabilities with respect to any current or former employee, officer or director of the Acquired Companies that arise before or on the Closing Date (including liabilities relating to accrued but unpaid bonuses), and any employment Taxes payable by the Acquired Companies with respect to any of the foregoing; (h) any unfunded or underfunded liabilities and obligations under defined benefit pension, post-termination or retiree health and welfare benefits, deferred compensation, termination indemnity and gratuity plans and arrangements; (i) liabilities for sale leaseback transactions which do not create a liability on the balance sheet of the Acquired Companies under GAAP; (j) all obligations evidenced by bonds, debentures, notes or similar instruments, (k) all obligations for severance for service providers whose employment or other service terminated prior to the Closing and all obligations for severance for service providers who have received or provided notice of termination, in either case, prior to the Closing, and the amount of the employer’s share of any employment, payroll or social security Taxes with respect to any of the amounts set forth in this clause (k), (l) all obligations to any Affiliate (other than between the Companies or between any of the Companies and/or any of their respective Subsidiaries), (m) declared but unpaid dividends and (n) all guarantees provided by any member of the Acquired Companies in respect of the indebtedness or obligations referred to in clauses (a) through (m), in each case as of immediately prior to the Closing.

"Insurance Policies" is defined in Section 4.15.

"Intellectual Property" means all of the following in any jurisdiction throughout the world:  (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans and other source identifiers (and all translations, adaptations, derivations and combinations of the foregoing), social media account names/handles and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know-how and inventions; (vi) rights of privacy and publicity; and (vii) intellectual property rights in computer software (including source code, executable code, data, databases, and documentation).

"K&E LLP" means Kirkland & Ellis LLP.

"knowledge" means, with respect to the Companies, the actual knowledge (after reasonable inquiry) of Janice Sullivan, Bruce Migliaccio and Dean Mark.

"Latest Balance Sheet" is defined in Section 4.05.

"Law" means any law, rule, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

"Lease" is defined in Section 4.08(b).

"Leased Real Property" is defined in Section 4.08(b).

"Liens" means liens, security interests, charges or encumbrances. Liens do not include licenses of Intellectual Property.

"Material Adverse Change" means any change that is or may reasonably be expected to materially adversely change the financial condition, business or results of operations of the Acquired Companies, taken individually or as a whole, but shall exclude any change resulting or arising from: (i) any change in any Law; (ii) any change in interest rates, credit markets, currency exchange rates or general economic conditions (including changes in the price of gas, oil or other natural resources or chemicals); (iii) any change that is generally applicable to the industries in which the Acquired Companies operate; (iv) any action taken by or at the express written request of the Purchaser or any of its Affiliates; (v) any national or international political event or occurrence, including acts of war or terrorism; (vi) any natural or manmade disasters, hurricanes, floods, tornados, pandemics, tsunamis, earthquakes or other acts of God; or (vii) any failure by the Acquired Companies to meet any projections, forecasts or estimates of revenue or earnings

(it being understood that this clause (vii) shall not prevent a determination that any change underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change is not otherwise excluded from this definition of Material Adverse Change)); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (v), and (vi) if such effect disproportionately affects the Acquired Companies as compared to other Persons or businesses that operate in the industry in which the Acquired Companies operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

"Non-Recourse Party" means, with respect to a party, any of such party's former, current and future equityholders, controlling Persons, directors, officers, employees, advisors, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, advisor, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

"Non-Solicitation Agreement" means that certain Non-Solicitation Agreement, dated as of the date hereof, by and between the Seller and the Purchaser, as attached hereto as Exhibit C.

"Organizational Documents" means (i) with respect to a corporation, the certificate or articles of incorporation and bylaws, (ii) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, including any limited partnership agreement for any limited partnership and any operating agreement for any limited liability company and (iii) any amendment to any of the foregoing.

“Parker Agreement” means that certain Asset Purchase Agreement, dated as of July 23, 2014, as in effect on the date hereof, by and among Rosgin Ltd, Parker Lifestyle, LLC and Howard Highman.

“Payments” is defined in Section 4.20.

"Permit" means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

"Permitted Liens" means (i) Liens securing liabilities which are specifically reflected or reserved against in the Audited Financial Statements to the extent so reflected or reserved; (ii) Liens for Taxes not yet delinquent or which are being contested in good faith if reserves with respect thereto are specifically maintained on the Acquired Companies' books in accordance with GAAP; (iii) landlord's mechanic's, materialmen's, and other similar statutory Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith if reserves with respect thereto are specifically maintained on the Acquired Companies' books in accordance with GAAP; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the Permitted Liens Schedule; (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business and none of which materially and adversely impact, prohibit or otherwise interfere with the current use of the affected property; and (vii) easements, rights, covenants, conditions and restrictions of record.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” is defined in Section 4.25.

"Plan" means any of the following (whether written, unwritten or terminated) which the Acquired Companies sponsor or maintain, or to which the Acquired Companies contribute to or have an obligation to contribute to, or with respect to which any Acquired Company has had any other liability (contingent or otherwise):  (a) any "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director or independent contractor, including, but not limited to, any severance agreement or plan, vacation time, holiday pay, service award, moving expense reimbursement programs, other fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, change-of-control or employment agreement (or consulting agreement with a former

“Privacy Requirements” is defined in Section 4.25.

"Privileges" is defined in Section 10.15.

"Purchaser" is defined above in the Preamble.

"Purchaser Documents" is defined in Section 5.01.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC, which currently includes: Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

“Restricted Party” means any person on one or more of the Restricted Party Lists, or any person owned by or acting on behalf of a person on one or more of the Restricted Party Lists.

“Restricted Party List” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of parties maintained by other applicable Governmental Bodies

"R&W Insurance Policy" means that certain representations and warranties insurance policy attached hereto as Exhibit B.

"RICO" is defined in Section 7.01.

"Schedule" is defined in Article IV.

"Seller" is defined above in the Preamble.

"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

"Sun Manager" means Sun Capital Partners Management V, LLC, a Delaware limited liability company.

"Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, capital gains, capital stock or shares, value added, excise, ad valorem, stamp, gains, severance, occupation, premium, windfall profit, real property, personal property, intangibles, withholding, social security, workers' compensation, unemployment, disability, payroll, net worth, employee or other taxes, fees, levies, duties, tariffs, imposts and other like charges in the nature of a Tax, including any interest, penalties, fines, loss, damage, liability, expense, or additions thereto.

"Tax Proceeding" means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority.

"Tax Returns" means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

"Transaction Agreements" means this Agreement, the Non-Solicitation Agreement, the Consulting Termination Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement.

"Transaction Expenses" means, without duplication, the amount of (i) to the extent not paid prior to the Closing, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; and travel, lodging, entertainment and associated expenses) incurred by the Acquired Companies prior to Closing in connection with this Agreement, and (ii) all fees payable by the Acquired Companies to Seller or any Affiliate of Seller in connection with this Agreement or the Transactions, or otherwise.

"Transactions" means the each of the transactions contemplated by any of the Transaction Agreements.

"Treasury Regulations" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

"WARN" means the Worker Adjustment and Retraining Notification Act, as amended.

Section 1.02Other Definitional Provisions.

(a)Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)"Hereof," etc.  The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c)Successor Laws.  Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d)"Including," etc.  The term "including" has the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation".

(e)Singular and Plural Forms.  Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f)"Or". The word "or" is used in the inclusive sense of "or".

(g)"To the extent". The phrase "to the extent" means the degree by which, and not "if."

(h)Internal References.  References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(i)Gender.  References herein to any gender shall include each other gender.

(j)Heirs, Executors, etc.  References herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(j) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(k)Capacity.  References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(l)Time Period.  With respect to the determination of any period of time, the word "from" or "since" means "from and including" or "since and including," as applicable, and the words "to" and "until" each means "to and including".

(m)Contract.  References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).

(n)Calendar Days.  References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(o)Business Day.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(p)"Dollar," etc.  The terms "dollars" or "$" mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement shall be in United States dollars.

Article II
SALE AND TRANSFER OF THE EQUITY INTERESTS

Section 2.01Purchase and Sale of the Equity Interests.  At the Closing, the Seller will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase from the Seller, all of the Seller's right, title and interest in and to the Equity Interests in accordance with terms and conditions set forth in this Agreement.  The aggregate consideration to be paid by the Purchaser with respect to the Equity Interests shall be $19,202,700.82, which shall be used to satisfy all outstanding obligations under the Credit Facility.

Section 2.02The Closing.  The closing of the Transactions (the "Closing") shall be effective as of 12:01 a.m. prevailing Eastern Time on November 3, 2019. The date and time of the Closing are referred to herein as the "Closing Date".

Section 2.03The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall take, or cause to be taken, the following actions at the Closing:

(a)the Seller shall deliver or cause to be delivered to the Purchaser all of the certificates, if any, evidencing the Equity Interests of the Companies, accompanied by duly executed stock powers or other applicable forms of assignment and transfer;

(b)the Purchaser shall repay, or cause to be repaid, on behalf of the Acquired Companies, all amounts necessary to discharge fully the then outstanding balance of the Credit Facility by wire transfer of immediately available funds to the account(s) designated by the holders of the Credit Facility, it being understood that no Transaction Expenses or any

Indebtedness other than that existing under the Credit Facility shall be paid by any borrowings under the Credit Facility;

(c)the Seller shall pay, on behalf of the Acquired Companies, all Transaction Expenses and the Indebtedness set forth on Schedule 2.03(c), to each Person who is owed a portion thereof; provided, however, that any payments that are compensatory in nature for Income Tax purposes shall be made through the payroll processing system of the Acquired Companies;

(d)the Seller shall deliver to the Purchaser each of the following:

(i)a certificate signed by the Secretary or the Assistant Secretary of the Seller, dated as of the Closing Date, certifying as to (A) the Organizational Documents of Seller, each of the Companies and their respective Subsidiaries, (B) the resolutions adopted by the board of managers of the Seller authorizing the execution and delivery of this Agreement and the consummation of the Transactions and (C) the names and signatures of the officers of the Seller authorized to sign this Agreement;

(ii)a non-foreign affidavit dated as of the Closing Date that complies with Treasury Regulation Section 1.1445-2(b)(2), certifying as to the Seller's non-foreign status;

(iii)appropriate payoff letters from the holder of the Credit Facility;

(iv)a copy of the Non-Solicitation Agreement, duly executed by the Seller;

(v)a copy of the Consulting Termination Agreement, duly executed by the Sun Manager and the Seller; and

(vi)resignations of each of the officers and directors of the Acquired Companies (but with respect to officers, only resignations of officers that are not employees of the Acquired Companies), in each case effective as of the Closing Date.

(e)the Purchaser shall have delivered to the Seller:

(i)a certificate signed by the Secretary or the Assistant Secretary of the Purchaser certifying as to (i) the Organizational Documents of the Purchaser, (ii) the resolutions adopted by the board of managers of the Purchaser authorizing the execution and delivery of this Agreement and consummation of the Transactions and (iii) the names and signatures of the officers of the Purchaser authorized to sign this Agreement;

(ii)the Non-Solicitation Agreement, duly executed by the Purchaser.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller represents and warrants to the Purchaser that the statements in this Article III are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedules.

Section 3.01Authority, Validity and Effect. The Seller has all requisite power and authority to enter into and perform the Seller's obligations under this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Seller pursuant to all necessary authorization and is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.

Section 3.02Title to Shares. The Seller legally and beneficially owns the Equity Interests and, at the Closing, the Seller shall deliver to the Purchaser good and marketable title to the Equity Interests, free and clear of all Liens other than Permitted Liens. The Title Schedule sets forth the direct ownership of the Seller and the private equity funds with indirect majority ownership of the Seller.

Section 3.03No Breach. Except as set forth on the Governmental Consents Schedule and as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby, or compliance by the Seller with any of the provisions hereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, any provision of (i) the Seller's certificate of formation or limited liability company agreement, (ii) any outstanding judgment, order or decree applicable to the Seller or any of the material properties or assets of the Seller, or (iii) any applicable Law to which the Seller is subject, in each case which would adversely affect the Seller's performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 3.04Litigation. There are no actions, suits or proceedings pending or, to the Seller's knowledge, overtly threatened against or affecting the Seller at law or in equity, or before or by any Governmental Body, which would adversely affect the Seller's performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 3.05Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller which will not be paid by Seller.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

The Seller represents and warrants to the Purchaser that the statements in this Article IV are true and correct as of the date of this Agreement, except as set forth in the schedules accompanying this Article IV (each, a "Schedule" and, collectively, the "Disclosure Schedules").  The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this Article IV; provided, that, information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in this Article IV, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face.  Capitalized terms used in the

Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

Section 4.01Organization and Corporate Power. RT is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York and Parker is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each Company has all requisite corporate power and authority to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted, and to carry out the transactions contemplated by this Agreement. Each Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change. Each Company has previously made available to Purchaser true and complete copies of its Organizational Documents as currently in effect.

Section 4.02Subsidiaries. Except as set forth on the Subsidiary Schedule, neither Company owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity.  Except as set forth on the Subsidiary Schedule, the Companies own, directly or indirectly, of record and beneficially, all capital stock and other equity interests in each of their respective Subsidiaries, free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities Laws), and all such capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests).  Each of the Companies' Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Companies' Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.  Each of the Companies' Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

Section 4.03Authorization; No Breach.

(a)Each Company has full corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Company in connection with the transactions contemplated by this Agreement (the "Company Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Companies and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or limited liability company (as applicable) action, and no other corporate proceedings on the part of such Company are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by each Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of each Company, enforceable against such Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.

(b)Except as set forth on the Governmental Consents Schedule and as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Companies and the consummation of the transactions contemplated hereby and thereby, or compliance by the Acquired Companies with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Acquired Companies under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Acquired Companies to make any material payment under, any provision of (i) any Acquired Company's Organizational Documents, (ii) any contract to which any Acquired Company is a party, (iii) any outstanding judgment, order or decree applicable to any Acquired Company or any of the material properties or assets of any Acquired Company, or (iv) any applicable Law to which any Acquired Company is subject.

Section 4.04Capitalization.

(a)As of the date hereof, the authorized capital stock of RT consists of 200 shares of common stock, no par value, of which 100 shares are issued and outstanding and are held of record and beneficially by the Seller and the authorized capital units of Parker consists of an unlimited number of common units, of which 1,000 common units are issued and outstanding and are held of record and beneficially by the Seller.  All of the outstanding equity interests of each Company have been validly issued and are fully paid and non-assessable (to the extent such concept is applicable to such equity interests).  Except as set forth in the first sentence of this Section 4.04(a), and except as set forth on the Capitalization Schedule, there are no outstanding options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or securities containing any equity features of either Company, or contracts, commitments, understandings or arrangements, by which either Company is or may become bound to issue additional equity interests or options, warrants, phantom equity, stock appreciation rights, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests of such Company.

(b)Except as set forth on the Capitalization Schedule, there are no securities or rights of any Acquired Company, or contracts, commitments, understandings or arrangements by which any Acquired Company is bound obligating any Acquired Company to redeem or otherwise acquire any shares of capital stock or other equity interests of any Acquired Company.  Except as set forth on the Capitalization Schedule, no Acquired Company has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of such Acquired Company on any matter.  Except as set forth on the Capitalization Schedule, there are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of the capital stock or other equity interests of any Acquired Company.

Section 4.05Financial Statements. Attached to the Financial Statements Schedule are: (a) each Company's unaudited consolidated balance sheet as of October 5, 2019 (the "Latest Balance Sheet")  and the related statement of income for the eight (8) month period then ended, and (b) the Seller's audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended February 2, 2019 (the "Audited Financial Statements" and, together with the Latest Balance Sheet, the "Financial Statements").  The Financial Statements have been based upon the information contained in the Seller's and its Subsidiaries books and records, have been prepared in conformity with GAAP, and present fairly in all material respects the financial condition and results of operations of the Seller as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items, (ii) changes resulting from normal year-end adjustments, and (iii) such other exceptions to GAAP as are set forth on the Financial Statement Schedule.

Section 4.06Absence of Undisclosed Liabilities.  Except as set forth on the Undisclosed Liabilities Schedule, as of immediately prior to the Closing, the Acquired Companies will not have any material liabilities, other than liabilities (a) specifically identified and set forth or reflected on the Audited Financial Statements, (b) which have arisen after the date of the Audited Financial Statements in the ordinary course of business of the Acquired Companies, (c) arising under contracts and commitments described on the Contracts Schedule or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed on the Contracts Schedule pursuant to Section 4.10, or (d) disclosed on the Disclosure Schedules.

Section 4.07No Material Adverse Change; Absence of Certain Developments.

(a)Except as set forth on the Developments Schedule, since the date of the Audited Financial Statements through the date hereof, there has not been any Material Adverse Change.

(b)Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Audited Financial Statements through the date of this Agreement, none of the Acquired Companies has engaged in any material transaction that was not in the ordinary course of business.  Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Audited Financial Statements through the date of this Agreement, none of the Acquired Companies has:

(i)(A) amended its certificate of incorporation, certificate of formation, bylaws or operating agreement or other organizational documents in any manner or (B) split, combined or reclassified its capital stock or other equity interests;

(ii)issued, sold, pledged, transferred or disposed of any shares of capital stock or other equity interests of such Acquired Company or issued any shares of capital stock or equity interests of any class or issue or became a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of any Acquired Company (other than this Agreement and the agreements contemplated hereby), or granted any stock appreciation or similar rights;

(iii)redeemed, purchased or otherwise acquired any outstanding shares of capital stock or other equity interests of any Acquired Company or declared or paid any non-cash dividend or made any other non-cash distribution to any Person other than the Acquired Companies on or prior to the Closing Date;

(iv)(A) granted to any employee of the Acquired Companies any increase in compensation or benefits, except (1) for regularly scheduled pay increases, promotions, and bonuses made in the ordinary course of business or (2) as may be required by applicable Law or the terms of any Plan; (B) modified or established any Plan (or any arrangement that would constitute a Plan, if adopted), except (1) to the extent required by Law or the terms of any Plan or contract or (2) as would be in the ordinary course of business; (C) terminated the employment of any employee in the position of vice president or above, other than for cause; or (D) implemented any employee layoffs in violation of the WARN Act;

(v)sold, leased, transferred or otherwise disposed of, any material owned property or assets of the Acquired Companies, except for (A) the sale, lease, transfer or disposition of inventory or obsolete machinery or equipment in the ordinary course of business and (B) the non-exclusive licensing of Intellectual Property in the ordinary course of business;

(vi)amended or terminated (except for a termination resulting from the expiration of a contract in accordance with its terms) any contract listed on the Contracts Schedule;

(vii)acquired any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(viii)committed or authorized any commitment to make any capital expenditures in excess of $500,000 in the aggregate, or failed to make material capital expenditures in accordance with the capital budget of the Acquired Companies;

(ix)made any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;

(x)made any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions of the Acquired Companies (A) to any Subsidiary or (B) to any employee in connection with travel, entertainment and related business expenses or other customary out of pocket expenses in the ordinary course of business;

(xi)(A) made or changed any material Income Tax election, (B) changed any annual Income Tax accounting period, (C) adopted or changed any material method of Income Tax accounting, (D) filed any amended Income Tax Return, (E) entered into any "closing agreement" with any taxing authority, (F)

settled any claim or assessment in respect of a material amount of Tax, or (G) consented to any extension or waiver of the limitations period applicable to any Income Tax claim or assessment; or

(xii)authorized, or committed or agreed to take any action described in this Section 4.07(b).

Section 4.08Title to Properties.

(a)The Acquired Companies own good and marketable title to, or hold a valid leasehold interest in, all of the material tangible personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens.  Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b)The Leased Real Property Schedule contains a list of all real property leased by the Acquired Companies (the "Leased Real Property").  The Companies have delivered to Purchaser a true and complete copy of the underlying lease with respect to each parcel of Leased Real Property (each, a "Lease").  Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases:  (i) the Acquired Companies have a valid and enforceable leasehold interest in each parcel or tract of real property leased by it (in accordance with the terms of such leases, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of the parties thereto generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); (ii) no Acquired Company has received written notice of any existing defaults thereunder by such Acquired Company nor, to the Companies' knowledge, are there any existing defaults by the lessor thereof; and (iii) no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by any Acquired Company or, to the Companies' knowledge, any other party thereto.

(c)No Acquired Company owns any real property.

Section 4.09Tax Matters. Except as set forth on the Taxes Schedule:  (a) the Acquired Companies have filed all Income Tax Returns and all other material Tax Returns which are required to be filed by them, and all such Tax Returns were correct and complete in all material respects, (b) all Taxes due and owing by the Acquired Companies have been fully paid or properly accrued, except to the extent of the reserve established by the Acquired Companies for uncertain Tax positions set forth on their books in accordance with GAAP and to be set forth on the Closing Balance Sheet; (c) all Taxes which the Acquired Companies are obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued; (d) no claim has ever been made in writing by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction; (e) no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed in writing by any taxing authority of any Governmental Body against any Acquired Company; (f) no Acquired Company has consented to extend the time in which any Income Tax or other material Tax may be assessed or collected by any taxing authority of any Governmental Body or in which any Income Tax Return or other material Tax Return may be filed (other than pursuant to any automatic extension of time for which approval of a taxing authority is not required), which extension is still in effect; (g) there are no ongoing or pending Income Tax audits by any taxing authority of any Governmental Body against any Acquired Company; (h) no Acquired Company is a party to or bound by, or has any obligation under any Income Tax or other material Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes); (i) no Acquired Company has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller); (j) no Acquired Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate (but excluding any agreement, contract, arrangement or plan entered into after the date hereof or entered into or negotiated by the Purchaser or any of its Affiliates), in the payment of any "excess parachute payment" within the meaning of Code § 280G (or any corresponding provision of state, local or foreign income Tax Law); (k) no Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local, or non U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date; (l) no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361; and (m) no Acquired Company is or has been a party to any "listed transaction," as defined in Code §6707A(c)(2) and Reg. §1.6011 4(b)(2).

Section 4.10Contracts and Commitments

(a)Except as set forth on the Contracts Schedule, no Acquired Company is a party to any: (i) collective bargaining agreement; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 4.14 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full time or consulting basis providing for base compensation in excess of fifty thousand dollars ($50,000) per annum; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of any Acquired Company; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds fifty thousand dollars ($50,000); (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds fifty thousand dollars ($50,000); (ix) other than purchase orders entered into in the ordinary course of business, purchase order, contract or group of related contracts with any supplier required to be listed on the Customers and Suppliers Schedule; (x) purchase orders, contract or group of related contracts with any customer required to be listed on the Customers and Suppliers Schedule; (xi) contract which prohibits any Acquired Company from freely engaging in business anywhere in the world; (xii) contracts relating to the licensing of material Intellectual Property by any Acquired Company to a third party or by a third party to any

Acquired Company, in each case, involving consideration in excess of fifty thousand dollars ($50,000) per annum (xiii) all other agreements affecting the Acquired Companies' ability to use or disclose any Intellectual Property, in each case, other than (A) licenses for commercially available, off the shelf software used by the Acquired Companies or (B) agreements entered into by any Acquired Company with customers, distributors, suppliers and marketing partners in the ordinary course of business; and (xiv) contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the past three (3) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business.

(b)Each of the contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is the legal, valid and binding obligation of the Acquired Company which is party thereto, and, to the knowledge of the Companies, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.  Except as set forth on the Contracts Schedule, no Acquired Company is in default, in any material respect, under any contract listed on the Contracts Schedule, and, to the knowledge of the Companies, the other party to each of the contracts listed on the Contracts Schedule is not in default thereunder.  Except as set forth on the Contracts Schedule, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Acquired Companies or, to the knowledge of the Companies, any other party under any contract listed on the Contracts Schedule.  No party to any contract listed on the Contracts Schedule has exercised any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any contract listed on the Contracts Schedule.  The Companies have made available to the Purchaser true and correct copies of each contract required to be listed on the Contracts Schedule, together with all amendments, modifications or supplements thereto.

Section 4.11Intellectual Property.

(a)All (i) registrations and applications to register trademarks, patents, design rights, and copyrights and (ii) Internet domain names and social media accounts/handles, in each case, owned by the Acquired Companies are set forth on the Intellectual Property Schedule (collectively, the "Company Intellectual Property").  The copyright registrations listed on section (a)(i) of the Intellectual Property Schedule are not material to the operation of RT’s business. Except as set forth on the Intellectual Property Schedule: (a) the Acquired Companies own all of the Company Intellectual Property indicated as being owned by such entity, free and clear of all Liens (other than Permitted Liens); (b) there are no active proceedings and no Acquired Company has received any written claims within the past twelve (12) months that such Acquired Company has infringed, diluted, misappropriated, or otherwise violated the Intellectual Property of any other Person; (c) no Acquired Company is currently infringing, diluting, misappropriating, or otherwise violating,  or has in the past twelve (12) months infringed, diluted, misappropriated, or otherwise violated  the Intellectual Property of any other Person; (d) to the Companies' knowledge, there is no and there has not been in the past twelve (12) months any infringement, misappropriation, dilution, or other violation by any other Person involving the Company Intellectual Property or any material unregistered Intellectual Property owned by an Acquired Company; (e) neither the Company Intellectual Property nor any material unregistered Intellectual Property owned by an Acquired Company is the subject of any covenant not to sue, non-assertion or release obligation, to any Person with respect to the use of such Intellectual Property; and (f) Company owns or has a valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of the respective businesses of the Acquired Companies.

(b)All material Intellectual Property purported to be owned by an Acquired Company and produced, created, invented, or developed by the Acquired Companies' current and former officers, directors, employees, or independent contractors (collectively, “Contributors”), during the period and within the scope of their employment or engagement, as the case may be, (a) has been, whether contractually or by operation of applicable law (and subject to such law), owned solely by an Acquired Company or (b) has been assigned and transferred to an Acquired Company without any outstanding obligation of an Acquired Company to pay consideration thereof.  To the Companies' Knowledge, no Contributor has any claim against the Company in connection with such Person’s involvement in the conception and development of any Intellectual Property owned or used by the Company.

(c)To the Companies’ knowledge, in the past twelve (12) months, the Acquired Companies have not engaged in unfair competition or trade practices or any false, deceptive, unfair, or misleading advertising or promotional practices that would be a violation of the laws of any jurisdiction in which the Acquired Companies operate or market any of their products.  To the Companies’ knowledge, the Acquired Companies are in compliance with all social media regulations, policies, and guidance established by the Federal Trade Commission.  Each Acquired Company is in compliance in all material respects with the written, published terms and conditions of all social media platforms and domain name registrars at which it maintains a presence or registration.

Section 4.12Litigation. Except as set forth on the Litigation Schedule, there are no actions, suits or proceedings pending or, to the Companies' knowledge, expressly threatened in writing against any Acquired Company, at law or in equity, or before or by any Governmental Body.  Except as set forth on the Litigation Schedule, no Acquired Company is subject to any outstanding judgment, order or decree of any Governmental Body.

Section 4.13Governmental Consents. Except as set forth on the Governmental Consents Schedule, no authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Companies or the consummation by the Companies of any other transaction contemplated hereby.

Section 4.14Employee Benefit Plans.

(a)Except as listed on the Employee Benefits Schedule, no Acquired Company maintains or contributes to any material (i) nonqualified deferred compensation or retirement plans, (ii) qualified "defined contribution plans" (as such term is defined under Section 3(34) of ERISA), (iii) qualified "defined benefit plans" (as such term is defined under Section 3(35) of ERISA) (the plans set forth in the foregoing clauses (ii) and (iii) are collectively referred to herein as the "Pension Plans"), or (iv) any "welfare benefit plans" (as such term is defined under Section 3(1) of ERISA) (the "Welfare Plans"). The Pension Plans and the Welfare Plans are collectively referred to herein as the "Plans." Each Pension Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code, has either received a favorable determination letter or opinion letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and no Acquired Company is aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans comply in form and in operation in all material respects with their terms and the requirements of the Code and ERISA.

(b)With respect to the Plans, except as would not result in material liability to the Acquired Companies, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the Companies' knowledge, threatened, other than routine claims for benefits, (iii) to the Companies' knowledge, there have been no "prohibited transactions" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(c)No Acquired Company has, nor, to the Companies' knowledge, has any of their respective directors, officers or employees or any other "fiduciary," as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Acquired Companies or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(d)No Acquired Company has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(e)No "pension plan" (within the meaning of Section 3(2) of ERISA) maintained by any Acquired Company which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(f)No Acquired Company contributes to or has any material liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

(g)Except as set forth on the Employee Benefits Schedule, none of the Welfare Plans obligates any Acquired Company to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with any Acquired Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

Section 4.15Insurance. The Insurance Schedule sets forth each insurance policy maintained by any Acquired Company on their properties, assets, products, business or personnel (the "Insurance Policies"). No Acquired Company is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion.

Section 4.16Environmental Matters. Except as set forth on the Environmental Matters Schedule:

(a)The Acquired Companies are in material compliance with all Environmental Laws applicable to their respective current operations at and occupancy of the real property listed on the Leased Real Property Schedule.

(b)No Acquired Company has during the past two (2) years received written notice from any Governmental Body regarding any actual or alleged material violation of or material liability or material investigatory, corrective or remedial obligation under

Environmental Laws applicable to its operations at the real property listed on the Leased Real Property Schedule.

(c)No Acquired Company is subject to any current or, to the Companies' knowledge, threatened, claim, order, directive or complaint asserting a material remedial obligation or material liability under Environmental Laws with respect to conditions at any of the real property listed on the Leased Real Property Schedule.

(d)The Acquired Companies have obtained and are in material compliance with all material permits, licenses and authorizations required under Environmental Laws for its current operations at and occupancy of the real property listed on the Leased Real Property Schedule.

Section 4.17Affiliated Transactions. Except for employment relationships, the provision of compensation and benefits to employees and powers of attorney and similar grants of authority made, in each case, in the ordinary course of business, except as set forth on the Affiliated Transactions Schedule, to the Companies' knowledge, no officer, director, manager or Affiliate of the Acquired Companies is a party to any agreement, contract, commitment or transaction with the Acquired Companies or has any interest in any material property owned by the Acquired Companies.

Section 4.18Brokerage. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Acquired Companies which will not be paid by Seller.

Section 4.19Permits; Compliance with Laws.

(a)Except as set forth on the Permits Schedule, each of the Acquired Companies holds and is in compliance, in all material respects, with all material Permits which are required for the operation of the business of the Acquired Companies as presently conducted.  No Acquired Company has received written notice of any proceedings pending or, to the knowledge of the Companies, threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Acquired Companies as presently conducted.

(b)Except as set forth on the Compliance with Laws Schedule, (i) each of the Acquired Companies is in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets as currently operated, except for Privacy Requirements (which is the subject of Section 4.25), and (ii) no Acquired Company has, during the past three (3) years, received any written notice of any action or proceeding against it alleging any material failure to comply with any applicable Law.

Section 4.20International Trade Compliance.

(a)The Acquired Companies and each director and officer of the Acquired Companies are, and for the last three (3) years have been, and to the knowledge of the Companies, each employee, agent, distributor, representative and each other person acting on behalf of the Acquired Companies are, and for the last three (3) years have been, in compliance in all material respects with (i) the Foreign Corrupt Practices Act and any other applicable Laws relating to anti-bribery or anti-corruption (together “Anti-Bribery Laws”) and (ii) all Global Trade Laws.

(b) At no time during the last three (3) years have the Acquired Companies or their respective directors or officers, or to the knowledge of the Companies, any employees, agents, distributors, affiliates, representatives or any other person acting on behalf of the Acquired Companies made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, (collectively, “Payments”), directly or, to the knowledge of the Companies, indirectly or by or on behalf of the Acquired Companies (i) to  any Governmental Body or official thereof where such Payment was made to or for the use or benefit of such Governmental Body or official thereof in violation of Anti-Bribery Laws; or (ii) to any other person in violation of Anti-Bribery Laws.

(c)None of the Acquired Companies or their respective directors or officers, nor, to the knowledge of the Companies, any of the Acquired Companies’ respective employees, is, or for the last three (3) years has been, a Restricted Party or organized under the laws of or ordinarily resident in a Restricted Country. Each Acquired Company, each director and officer of such Acquired Companies, and, to the knowledge of the Companies, each employee of such Acquired Company, are, and for the last three (3) years have, not engaged in any direct or, to the knowledge of the Companies, indirect business with any Restricted Party or in any Restricted Country in violation of Global Trade Laws.

(d)No Acquired Company, director or officer of an Acquired Company or, to the knowledge of the Companies, any of the Acquired Companies’ respective employees, is the subject of any investigations, reviews, audits, or inquiries by a Governmental Body related to Anti-Bribery Laws or Global Trade Laws, and, to the knowledge of the Companies, no investigation, review, audit, or inquiry by any Governmental Body with respect to Anti-Bribery Laws or Global Trade Laws is pending or threatened. At all times during the past three (3) years the Acquired Companies have sought and received all material import and export licenses required in accordance with Global Trade Laws.

Section 4.21Employees.

(a)The Employees Schedule lists all of the directors, officers and employees of each Acquired Company (the "Covered Employees").  Since the date of the Audited Financial Statements, there has not been any material change in the compensation of the Covered Employees (except for compensation increases and decreases in the ordinary course of business).  Since the date of the Audited Financial Statements, no Acquired Company has taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN.

(b)Except as set forth on the Contracts Schedule, no Acquired Company is party to or bound by any collective bargaining agreement with any labor organization.  Except as set forth on the Employees Schedule:  (i) there are and within the past three (3) years have been no union organizing activities involving employees of any Acquired Company; (ii) there are no pending or overtly threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred within the past three (3) years; and (iii) within the past six (6) months, no Acquired Company has committed a material unfair labor practice, and there are no pending or overtly threatened, unfair labor practice charges or complaints against any Acquired Company.

Section 4.22Customers and Suppliers. The Customers and Suppliers Schedule sets forth (a) a list of the top ten (10) customers of the Acquired Companies on a consolidated basis by volume of sales to such customers, and (b) a list of the top ten (10) suppliers of the Acquired Companies on a consolidated basis by dollar value of net purchases from such suppliers, for the fiscal year ended February 2, 2019. No Acquired Company has received any written, or to the Companies' knowledge, oral, indication from any of the customers listed on the Customers and Suppliers Schedule to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from the Acquired Companies.  No Acquired Company has received any written, or to the Companies' knowledge, oral, indication from any of the suppliers listed on the Customers and Suppliers Schedule to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Acquired Companies.

Section 4.23Bank Accounts.  The Bank Accounts Schedule sets forth each of the bank accounts of the Acquired Companies, together with the authorized signatories for such accounts.

Section 4.24Sufficiency of Assets.  The assets, properties and rights of the Acquired Companies comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are used to conduct the Acquired Companies’ businesses as of the date hereof and are adequate to conduct such businesses.

Section 4.25Data Protection.

(a)The Acquired Companies processing of personally-identifiable information concerning individuals (“Personal Data”) is in compliance in all material respects with (i) all Data Protection Laws and (ii) any Contracts and policies to which each Acquired Company is bound (collectively, “Privacy Requirements”).

(b)To the Companies’ knowledge, in the last three (3) years, the Acquired Companies have not experienced any security breaches or incidents. The Acquired Companies have not notified in writing, or been required by any Privacy Requirements to notify in writing, any Person of any security breach or incident. The Companies have not received written notice of any claims for which the Acquired Companies would be liable alleging security breaches or security incidents.

(c)Each Acquired Company has posted a consumer-facing privacy policy, which conforms in all material respects with Data Protection Laws.

(d)The Acquired Companies maintain and comply with an information security program that complies with Privacy Requirements in all material respects and that:  (i) includes reasonable administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions of Personal Data; and (ii) is designed to protect against unauthorized access to, and use, alteration, disclosure or distribution of, the Acquired Company information technology systems or Personal Data.

(e)The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not place the Acquired Companies in violation in any material respect of any Privacy Requirements.

Section 4.26Indebtedness.  The Indebtedness Schedule sets forth, with respect to the Acquired Companies, an accurate and complete list of all Indebtedness of the Acquired Companies as of the date of this Agreement.

Section 4.27Transaction Expenses.  The Expenses Schedule sets forth all Transaction Expenses incurred by the Seller or the Acquired Companies.

Section 4.28Inventory. Except as set forth on the Inventory Schedule, all of the Acquired Companies’ inventory consists of quantity and quality usable and salable in the ordinary course of business, is not obsolete, defective, damaged or slow-moving, is merchantable and fit for its intended use within normal trade tolerances, and is being actively marketed in normal commercial channels and in normal commercial quantities, subject only to the reserves for inventory write-down set forth on the face of the Latest Balance Sheet.

Section 4.29Tax Sharing Agreements.  All Tax sharing agreements or similar arrangements with respect to or involving any Acquired Company (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes) have been terminated prior to the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

Section 4.30St. Louis Entities.   Each of St. Louis Holding, LLC and St. Louis Transition Services, LLC are inactive and has no assets or liabilities.

Section 4.31Parker Earn-Out. As of the date hereof, the Acquired Companies have not paid any amounts to any Seller (as defined in the Parker Agreement) with respect to any Earn-Out Amount or Earn-Up Amount (each as defined in the Parker Agreement) and no such amounts are due and payable.  As of the date hereof, in the Acquired Companies’ good faith determination, the EBITDA of the Business (each as defined and calculated in accordance with the Parker Agreement) does not exceed 110% of the EBITDA used in the determination of the Earn-Out Amount for the 2018 Measurement Year (as defined in the Parker Agreement) and the Cumulative EBITDA does not exceed the Cumulative EBITDA Floor (each as defined in the Parker Agreement). Except as set forth on the Parker Earn-Out Schedule, no Seller (as defined in the Parker Agreement) has claimed that any Earn-Out Amounts or any Earn-Up Amounts (each as defined in the Parker Agreement) are owed by any Acquired Company.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Companies and the Seller that:

Section 5.01Organization and Corporate Power. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and each other Transaction Agreement to be executed by the Purchaser in connection with the Transactions (the "Purchaser Documents") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 5.02Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or any Purchaser Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder or thereunder or the consummation of the Transactions. This Agreement and each other Purchaser Document have been duly and validly authorized, executed and delivered by the Purchaser, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each of the Purchaser Documents constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.

Section 5.03No Violation. The Purchaser is not subject to or obligated under its Organizational Documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser's execution, delivery or performance of this Agreement and the Purchaser Documents.

Section 5.04Governmental Bodies; Consents. The Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement, the Purchaser Documents or the consummation of the transactions contemplated hereby or thereby other than filings under the Securities Exchange Act of 1934 in connection with the announcement of the transaction. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement, the Purchaser Documents or the consummation of the transactions contemplated hereby or thereby.

Section 5.05Litigation. There are no actions, suits or proceedings pending or, to the Purchaser's knowledge, overtly threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser's performance under this Agreement or the consummation of the Transactions

Section 5.06Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

Section 5.07Investment Representation. The Purchaser is acquiring the Equity Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

Section 5.08Sufficient Funds.  As of the Closing, the Purchaser has sufficient immediately available funds under its existing credit facility, as shall be amended on the date hereof, to consummate the transactions contemplated hereby, including to pay the Credit Facility and all fees and expenses of the Purchaser related to the Transactions, and to satisfy all other payment obligations of the Purchaser contemplated hereby or by any other Purchaser Document.

Section 5.09Solvency. Assuming that the representations and warranties set forth in Article IV are true and correct in all material respects, immediately after giving effect to the transactions contemplated by this Agreement, the Acquired Companies will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Acquired Companies will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies.

Section 5.10Access and Investigation; Non-Reliance. The Purchaser and its representatives (a) have had access to and the opportunity to review all of the documents in the "Contemporary Lifestyle Group" data room maintained by CapLinked on behalf of the Companies, and (b) have been afforded full access to the books and records, facilities and officers, directors, employees and other representatives of the Acquired

Companies for purposes of conducting a due diligence investigation with respect thereto.  The Purchaser and each of its Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and their respective businesses, and, in making its determination to proceed with the Transactions, each of the Purchaser and each of its Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Seller expressly and specifically set forth in Article III and Article IV, in each case, as qualified by the Disclosure Schedules, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Acquired Companies, the Seller or any of their respective Non-Recourse Parties as to any matter concerning the Acquired Companies or any of their respective businesses or in connection with this Agreement or the Transactions, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the Transactions (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser or any of its Non-Recourse Parties in certain "data rooms" or presentations, including "management presentations").

Article VI
COVENANTS

Section 6.01Access to Books and Records.  From and after the Closing, the Purchaser shall cause the Acquired Companies to provide the Seller and its agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Acquired Companies with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of the Acquired Companies for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose.  Unless otherwise consented to in writing by the Seller, the Purchaser shall cause the Acquired Companies, for a period of seven (7) years following the Closing Date, not to destroy, alter or otherwise dispose of any of the books and records of the Acquired Companies for any period prior to the Closing Date without first offering to surrender to the Seller such books and records or any portion thereof which the Acquired Companies may intend to destroy, alter or dispose of.

Section 6.02Director, Manager and Officer Liability and Indemnification.

(a)Prior to or simultaneously with the Closing, the Companies (at the Purchaser's expense) shall purchase from an insurance carrier with the same or better credit rating as the Acquired Companies' current insurance carrier with respect to directors', managers' and officers' liability insurance a prepaid insurance policy (i.e., "tail coverage") which provides "side A, B and C directors and officers" insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Acquired Companies at or prior to the Closing Date with a policy limit of $5,000,000 on terms no less favorable (including in with respect to scope) as the policy or policy(ies) maintained by the Acquired Companies immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the "D&O Tail Policies").

(b)For a period of six (6) years after the Closing, the Purchaser shall not permit the Acquired Companies to, amend, repeal or otherwise modify any provision in any Acquired Company's Organizational Documents relating to the exculpation or indemnification of any officers, directors, managers or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors, managers and similar functionaries of the Acquired Companies shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law.  The Purchaser agrees and acknowledges that this Section 6.02(b) shall be binding on the Companies' successors and assigns.

(c)If the Acquired Companies or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Acquired Companies shall assume all of the obligations set forth in this Section 6.02.

(d)Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director, manager or similar functionary of the Acquired Companies at or prior to the Closing Date or any other party covered by directors' and officers' liability insurance, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)The obligations under this Section 6.02 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 6.02 applies without the consent of such affected indemnitee or exculpee.  The provisions of this Section 6.02 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director or similar functionary of the Acquired Companies and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

Section 6.03R&W Insurance.  The Purchaser agrees not to, and to cause its Affiliates (including, following the Closing, the Acquired Companies) not to, amend or modify the subrogation provisions in the R&W Insurance Policy in any manner that would be adverse to the Seller or its Affiliates or Non-Recourse Parties without the prior written consent of Seller, not to be unreasonably withheld.

Section 6.04Continuing Confidentiality.  The Purchaser shall remain bound by that certain Confidentiality Agreement, dated as of May 1, 2018, as amended, with the Companies (the "Confidentiality Agreement") and it shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser's representatives or financing sources.

Section 6.05Intellectual Property. The Seller shall use commercially reasonable efforts to (i) (A) assist in the execution and filing of a customary form of copyright assignment with the U.S. Copyright Office to assign to RT each copyright registration listed on section (a)(i) of the Intellectual Property Schedule registered in the United States, (B) assist in the filing with the applicable copyright office or registrar of the reasonably necessary documents to fill any gaps in the chain of title for all other copyright registrations listed on section (a)(i) of the Intellectual Property Schedule, as applicable, and (C) initiate the registration process (including contacting Kellwood Company, LLC) with respect to the foregoing within thirty (30) days following the Closing Date; and (ii) update, or cause to be updated, the name of the registrant on file with the domain name registrar for each domain name listed on section (a)(ii) of the Intellectual Property Schedule (except for the domain names for which an Acquired Company is currently on record as the sole registrant) to reflect an Acquired Company as the sole registrant following the Closing Date. All costs and expenses incurred by Seller under this Section 6.05 shall be considered Transaction Expenses.

Article VII ADDITIONAL AGREEMENTS AND COVENANTS

Section 7.01Acknowledgement by the Purchaser.  The representations and warranties of the Seller expressly and specifically set forth in Article III and Article IV, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Seller, the Acquired Companies or any of their respective Non‑Recourse Parties as to any matter concerning the Acquired Companies or any of their respective joint ventures or businesses or in connection with this Agreement or the Transactions, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non‑Recourse Parties in connection with this Agreement or the Transactions (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser or any of its Non‑Recourse Parties in certain "data rooms" or presentations including "management presentations") and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Seller and the Acquired Companies and each of their respective Non‑Recourse Parties and (i) each of the Purchaser and its Non‑Recourse Parties has relied and will only rely on the representations and warranties of the Seller expressly and specifically set forth in Article III and Article IV, (ii) each of the Purchaser and its Non‑Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied on any other representations, warranties or statements (including by omission on any basis or theory whatsoever (including in contract, tort or equity, on public policy grounds, under any Law (including under securities Laws or the Racketeer Influence and Corrupt Organizations Act of 1970 ("RICO")) or otherwise)), and (iii) none of the Purchaser or any of its Non‑Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission).  The Purchaser is otherwise acquiring the Acquired Companies, their joint ventures and their respective businesses on an "AS IS, WHERE IS" basis.  Without in any way limiting the generality of the foregoing, the Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Purchaser is familiar with such uncertainties, that the Purchaser and its Non‑Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser and its Non‑Recourse Parties in connection with the transactions contemplated by this Agreement

(including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information).  Under no circumstances shall any of the representations and warranties of the Seller made herein be imputed to, or deemed to have been made by, any other Person.

Section 7.02Further Assurances.  From time to time, as and when requested by any party hereto and at such requesting party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

Article VIII
NO SURVIVAL

Section 8.01Survival.  None of the representations or warranties in Article III, Article IV or Article V shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing.  None of the covenants in this Agreement to the extent required to be performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing.  All other covenants which are to be performed at or after the Closing shall survive for the time periods specified therein and shall terminate once such covenants are fully performed.

Section 8.02Exclusive Remedy.  From and after the Closing, the Purchaser's and its Non-Recourse Parties' sole and exclusive remedy against the Seller and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO) or otherwise), shall be pursuant to the provisions of this Section 8.02  In furtherance of the foregoing, the Purchaser hereby waives and releases to the fullest extent permitted under applicable Law, the Seller and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Seller or any of its Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the Transactions (including relating to any exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any Law or otherwise.  The limits imposed on the Purchaser's and its Non-Recourse Parties' remedies with respect to this Agreement and the Transactions (including this Section 8.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.  None of the Purchaser or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability.  Nothing in this Section 8.02 shall limit a party's right to (i) seek specific performance of the other parties' obligations hereunder in accordance with Section 10.18 or (ii) bring a claim for common law fraud to the extent such fraud cannot be waived as a matter of Delaware public policy with respect to contracts as contemplated by Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032 (Del. Ch. 2006).

Article IX
TAX MATTERS

Section 9.01Transfer Taxes.  At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be paid by the Seller .  The Purchaser shall prepare any Tax Returns with respect to such Taxes, and the Seller shall cooperate with the Purchaser in the preparation of such Tax Returns.

Section 9.02Cooperation on Tax Matters.  The Purchaser, on the one hand, and the Seller, on the other hand, and their respective Affiliates shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other party, in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one (1) party could reasonably require the assistance of the other party in obtaining any necessary information.  Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns and other information within such party's possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding.  Such cooperation also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to any Acquired Company, and (upon the other party’s reasonable request) providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the requested party may possess.

Section 9.03Tax Elections.

(a) The Purchaser and the Acquired Companies shall not (i) make any election under Section 338 of the Code (or any similar provision under state, local or non U.S. Law) with respect to either Acquired Company or (ii) make any other Tax election or take any other Tax-related action that could adversely impact the Seller.

(b) At the discretion of the Purchaser following the Closing, the Seller shall make a complete and timely election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) for U.S. federal income tax purposes (and for purposes of any applicable state or local tax laws) to reduce the tax basis in the stock of the Companies in an amount sufficient to avoid any reduction in the aggregate of the tax attributes, including but not limited to the tax basis of the assets of the Companies, pursuant to Treasury Regulation Section 1.1502-36(d) (the “Section 1.1502-36 Election”). The Section 1.1502-36 Election shall be made in accordance with the rules and requirements set forth in Treasury Regulation Section 1.1502-36(e)(5). The Seller shall provide to the Purchaser reasonable supporting documentation verifying that the Section 1.1502-36 Election was properly and timely made and indicating the amount of tax basis subject to reduction pursuant to the Section 1.1502-36 Election, including documentation supporting the Seller’s tax basis in the stock of the Companies immediately prior to the Closing and the “net inside attribute” amounts (within the meaning of Treasury Regulation Section 1.1502-36(d)(3)) of the Companies. Neither the Seller nor any of its Affiliates shall take any action which could reasonably be expected to result in a revocation of the Section 1.1502-36 Election.

Section 9.04Tax Returns.  The Seller shall include the Acquired Companies in its consolidated federal income tax return for their taxable periods ending on and including the Closing Date in accordance with its past practice.

Article X
MISCELLANEOUS

Section 10.01Press Releases and Communications.  No press release or public announcement related to this Agreement or the Transactions, shall be issued or made without the joint approval of the Purchaser and the Seller, unless required by Law (in the reasonable opinion of counsel), or by any listing agreement with or rule of any national securities exchange or association, in which case the Purchaser and the Seller shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the Transactions to its Affiliates on a confidential basis in order that such Persons may provide information about the subject matter of this Agreement and the Transactions to their respective limited partners and prospective limited partners in connection with their fundraising and reporting activities, and the Seller and its Affiliates shall retain the right to disclose the Acquired Companies' historical sales and earnings information for the period during which the Acquired Companies were owned by the Seller or its Affiliates on a confidential basis.  For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties' prior public disclosures regarding the Transactions.

Section 10.02Expenses.  Except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other Transaction Agreements, the performance of this Agreement and the other Transaction Agreements, and the consummation of the Transactions shall be paid by the party incurring such expense.

Section 10.03Notices.  Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser or the Companies:

Vince, LLC

500 5th Avenue, 20th Floor

New York, NY

Attention:General Counsel

Facsimile:(216) 823-2832

Email:legal@vince.com

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attention:Jane Goldstein

Facsimile:(617) 235-4376

Email:jane.goldstein@ropesgray.com

Notices to the Seller:

Contemporary Lifestyle Group, LLC

c/o Sun Capital Partners, Inc.
5200 Town Center Circle, Suite 600
Boca Raton, Florida  33486
Attention:C. Deryl Couch
Facsimile:(561) 394‑0540
Email:dcouch@suncappart.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois  60654

Attention: Douglas C. Gessner, P.C., Jeremy S. Liss, P.C., Corey D. Fox; Hayley L. Hollender

Facsimile: (312) 862 2200

Email: douglas.gessner@kirkland.com; jeremy.liss@kirkland.com; cfox@kirkland.com; hayley.hollender@kirkland.com

Section 10.04Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser without the prior written consent of the other party; provided, that the Purchaser may assign its rights under this Agreement to its lenders as collateral security for its obligations under any of its secured debt financing arrangements.

Section 10.05Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.06Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.  In the event a subject matter is addressed in more than one (1) representation and warranty in Article III, the Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

Section 10.07Amendment and Waiver.  Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser and the Seller.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 10.08Complete Agreement.  This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any term sheet.  In the event any ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.

Section 10.09Third Party Beneficiaries.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, and, for purposes of Section 6.02, each of the current and former officers and directors of the Acquired Companies and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 10.10Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or any amendments hereto or thereto shall re-execute the original form of this Agreement, or the applicable signed agreement, instrument or amendment, and deliver such form to all other parties hereto or thereto.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party's intent or the effectiveness of such signature.

Section 10.11GOVERNING LAW; CHOICE OF LAW.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.  ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 10.12Jurisdiction.  Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the Delaware Court of Chancery, and any appellate court from such court, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the Transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery; and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery.  Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Sections 10.03 and 10.13.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.13Service.  Each party hereby irrevocably consents to the service of process by registered mail or personal service.

Section 10.14Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY

RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

Section 10.15Legal Representation.  Following consummation of the Transactions, the Acquired Companies' current and former legal counsel (including K&E LLP) (each, "Company Counsel") may serve as counsel to each and any of the Seller and its Non‑Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions, notwithstanding such representation or any continued representation of any other Person (including the Seller, Sun Capital Partners, Inc. and their respective Affiliates), and each of the parties hereto (on behalf of itself and each of its Non‑Recourse Parties) consents thereto and waives any conflict of interest arising therefrom.  The decision to represent any of the Seller and its Non‑Recourse Parties shall be solely that of any such Company Counsel.  Any attorney‑client privilege, work product protection or expectation of confidentiality arising out of or as a result of any Company Counsel's representing of the Acquired Companies in any matter relating in any way to the Seller, Sun Capital Partners, Inc. and their respective Affiliates or in connection with the Transactions (collectively, the "Privileges") shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Transaction Agreement, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, "Privileged Materials") shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, the Seller.  For the avoidance of doubt, as to any Privileged Materials, the Purchaser and the Acquired Companies, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing, and the Seller, Sun Capital Partners, Inc., and their respective Affiliates shall have the right to assert any of the Privileges against the Acquired Companies.  The Companies further agree that, on their own behalf and on behalf of their respective Subsidiaries, any Company Counsel's retention by the Acquired Companies shall be deemed completed and terminated without any further action by any Person effective as of the Closing.  The Companies shall cause each of their future direct and indirect Subsidiaries and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 10.15 and take any and all other steps necessary to effect the agreements in this Section 10.15.

Section 10.16Sources of Recovery.

(a)The Purchaser hereby acknowledges and agrees that, except as provided in Section 10.18 or pursuant to the express terms and conditions of the Non-Solicitation Agreement, none of the Seller or any of its Affiliates or any of their respective Non-Recourse Parties, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Transactions, such Section 10.18 and express terms and conditions of the Non-Solicitation Agreement being the sole and exclusive remedy for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, or otherwise.

(b)Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the Transactions except to the extent agreed to in writing by such Non-Recourse Party.

Section 10.17Deliveries to the Purchaser.  The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the Transactions or uploaded and made available in the online "data room" established by CapLinked for Contemporary Lifestyle Group on or before the date that is two (2) days prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser or their representatives for all purposes hereunder.

Section 10.18Conflict Between Transaction Documents.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 10.19Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith.  Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

Section 10.20Relationship of the Parties.  Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal agent, fiduciary or other special relationship between the parties hereto.  No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement on the date first above written.

The Seller:

CONTEMPORARY LIFESTYLE GROUP, LLC

By:/s/ Bruce Migliaccio

Name:Bruce Migliaccio

Title: Chief Financial Officer, Treasurer and Secretary

[Signatures Continue on Next Page]

Signature Page to Equity Purchase Agreement

The Purchaser:

VINCE, LLC

By:/s/ Brendan Hoffman

Name:Brendan Hoffman

Title: Chief Executive Officer

Signature Page to Equity Purchase Agreement